EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the sale of shares on the NASDAQ Capital Market.  The prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
5/18/2011	Sale	$5.5000	1576
5/23/2011	Sale	5.4000	7600
5/25/2011	Sale	5.5000	9300
5/26/20111	Sale	5.5675	15200
5/31/20112	Sale	5.5832	1840
6/2/20113	Sale	5.4969	2291
6/7/20114	Sale	5.4004	173036
6/8/20115	Sale	5.5712	7500
6/9/20116	Sale	5.6011	7400
6/10/20117	Sale	5.5226	2100

1 This transaction was executed in multiple trades at prices ranging from $ 5.55 - 5.60.
2 This transaction was executed in multiple trades at prices ranging from $ 5.55 - 5.62.
3 This transaction was executed in multiple trades at prices ranging from $ 5.48 - 5.50.
4 This transaction was executed in multiple trades at prices ranging from $ 5.40 - 5.44.
5 This transaction was executed in multiple trades at prices ranging from $ 5.41 - 5.62.
6 This transaction was executed in multiple trades at prices ranging from $ 5.60 - 5.63.
7 This transaction was executed in multiple trades at prices ranging from $ 5.49 - 5.53.